Exhibit 99.1

RENNOVA HEALTH, INC. PRICES $12,350,000 PUBLIC OFFERING

WEST PALM BEACH, Fla. (December 19, 2016) – Rennova Health, Inc. (NASDAQ: RNVA), today announced the pricing of an underwritten public offering of 12,350 shares of its Series H Convertible Preferred Stock at a per share price to the public of $1,000. The Series H Preferred Stock has a stated value of $1,000 per share with each share convertible into 11,111 shares of common stock, at a conversion price of $0.09 per share. The gross proceeds to Rennova Health, Inc. from this offering are expected to be approximately $12,350,000 before deducting underwriting discounts and commissions and other estimated offering expenses. Approximately $8,300,000 of the net proceeds from this offering will be used to redeem certain outstanding shares of Rennova Health's Series G Convertible Preferred Stock. The offering is expected to close on December 20, 2016, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on December 15, 2016.

The offering will be made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained, when available, by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com. Investors may also obtain these documents at no cost by visiting the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rennova Health

Rennova Health provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Rennova Health Safe Harbor Statement

This press release includes forward-looking statements, including statements regarding our expectations with respect to the completion of our proposed public offering and the gross proceeds from the offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and Rennova Health cautions investors not to place undue reliance on the forward-looking statements contained in this release. There can be no assurance that Rennova Health will be able to complete the offering on the anticipated terms, or at all. Risks and uncertainties relating to Rennova Health and this offering can be found in the “Risk Factors” section of the preliminary prospectus and final prospectus related to such proposed offering to be filed with the SEC. Rennova Health undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:

Rennova Health
Sebastien Sainsbury
561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz
212-838-3777
Kgolodetz@lhai.com

or

Bruce Voss
310-691-7100
bvoss@lhai.com